Exhibit 99.2

Fourth Quarter and Annual 2004 Earnings Conference Call Script

Bob Chilton:

Good afternoon.  My name is Bob Chilton, Executive Vice President and Chief Financial Officer for HemaCare Corporation.  I would like to welcome everyone to HemaCare’s Fourth Quarter and Annual 2004 Earnings Conference Call.  With me here today is Judi Irving, HemaCare’s President and Chief Executive Officer.

Before we begin our presentation, I would like to remind everyone that during this call there may be forward-looking statements on a number of subjects that are based on the Company’s current expectations and are subject to various risks and uncertainties.  Actual results could differ materially.  Our press releases and 2004 annual report on Form 10-K, as well as our other SEC filings, identify factors that could affect future results.  Please refer to these documents for additional information.

And now I would like to introduce Judi Irving who will begin our presentation.

Judi Irving:

Thank you, Bob.

First, I would like to thank all of you for your participation in today’s call.  We appreciate your interest in our Company.

Today we announced our financial results for the fourth quarter and the year ended December 31, 2004.  As many of you know, HemaCare has experienced significant changes over the past few years.  2003 was particularly challenging as we contended with operating losses from several donor centers that severely hindered the Company’s profitability.  We completed an extensive evaluation of all of our operations and decided to close several donor centers in late 2003.  The goal of this plan was to return the Company to a level of sustained profitability.

Confidential	1	3/24/2005

Today, nearly one and one half years after the implementation of the restructuring plan, I can report to you that for fiscal year 2004 HemaCare produced the highest level of pretax earnings in the history of the Company.  For fiscal year 2004, the Company reported net income of $1,545,000, representing an improvement of $6,224,000 from the net loss of $4,679,000 reported in 2003.  Most of this improvement is attributable to a sizeable improvement in the gross profit generated by the Company’s blood products business segment.  In 2004, the Company recognized $3,391,000 in gross profit from blood products compared with a negative gross profit of $139,000 for all of 2003.  This improvement is the direct result of management’s restructuring plan.  Underperforming donor centers were closed, and management was able to focus more attention on those centers with greater profit potential.

Also contributing to the improved performance in 2004, was the write-down of 100% of our deferred tax assets of $2,984,000 in 2003.  In 2004, the Company did not experience any write-down in these assets.  Also in 2004, the Company recorded a one-time benefit of $167,000 from the receipt of a refund of previously paid sales taxes from one of the Company’s major vendors.

In the fourth quarter of 2004, the Company reported net income of $336,000 on revenue of $6.9 million.  This represents a $72,000, or 27.3%, improvement over the previous year’s quarter with revenues increasing $221,000, or 3.3%, over the same period in 2003.  The net income improvement is due to an increase in blood products revenue from the Company’s California and Maine operations.

I would like to be clear that, although we are pleased with the results achieved in 2004, management remains focused on improving every aspect of our operations.  We intend to move forward with the necessary investments in deferred infrastructure projects to enhance the Company’s prospects for future profitability.  The Sherman Oaks, California donor center continues to produce strong results.  We are continuing to focus on improving the operating margins in our California mobile operations and in our donor centers in New England.  The Company’s blood services operations continued to provide

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good results for the Company in 2004.  However, the recent addition of new competition in this market is likely to negatively impact future profitability for this business segment.

Bob Chilton will now review the operating results in greater detail.

Bob Chilton:

Thank you, Judi.

I will now provide some additional detail regarding the financial results that we announced today.

As Judi mentioned, HemaCare’s fourth quarter results produced net income of $336,000, or $.05 per share basic and $.04 per share diluted.  This compares with net income of $264,000, or $.04 per share both basic and diluted, for the fourth quarter of 2003, or an increase of $72,000, or 27.3%.  Revenue for the quarter increased 3.3%, or $221,000, to $6,861,000 from $6,640,000 generated during the same quarter of 2003.   As Judi mentioned, this is mostly attributable to an increase in collection volume at the Company’s ongoing blood products operations.   Gross profit for the quarter improved by $405,000, or 36.6%, reflecting the improved efficiency derived from management’s new focus on the remaining operations following the implementation of the restructuring plan.

For fiscal year 2004, the Company recognized net income of $1,545,000, or $.20 per basic share, and $.19 per diluted share, compared with a net loss of $4,679,000 for 2003.  Revenues declined $652,000, or 2.4%, to $26.8 million from $27.5 million in 2003.  The decline in revenue is mostly attributable to the closure of donor centers in late 2003 as part of management’s restructuring plan.  Revenue from ongoing blood products operations increased $2,945,000, or 18.9%, to $18,495,000 in 2004 compared with $15,550,000 for 2003.  This result is attributable to higher platelet collections at the Company’s California and Maine donor centers.  Blood services revenue was relatively flat between 2004 and 2003, increasing only 0.4%.

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Gross profit for fiscal year 2004 increased $3,565,000, or 158%, to $5,816,000 from $2,251,000 for 2003.  Substantially all of this improvement is attributable to sizeable growth in blood products gross profit of $3,530,000 to $3,391,000 in 2004 compared with negative gross profit of $139,000 in 2003.  This result was due to reduced operating costs as a result of the closure of underperforming donor centers in late 2003.  This enabled management to focus in 2004 on improving the performance of the remaining blood products operations. Gross profit generated by the Company’s blood services business segment increased a modest 1.5% to $2,425,000 in 2004, from $2,390,000 in 2003.

General and administrative expenses increased $474,000, or 12%, to $4,420,000 from $3,946,000 in 2003.  This is mostly attributable to the reclassification of professional liability insurance expense to general and administrative from operating costs in 2004, an increase in overall insurance expense, higher staff recruitment costs and an increase in management bonuses.  Beginning in 2004, the Company charged general and administrative expenses for all of the professional liability insurance premiums which had previously been charged to operating costs.  As a result of this reclassification, insurance expense included in general and administrative expense in 2004 increased $341,000 compared to 2003.  In addition, the Company experienced an increase in the cost for all forms of liability insurance coverage in 2004 of $151,000.  Also, fees and other services related to nurse recruitment increased $298,000 compared to 2003.  Finally, the 2004 bonus program for senior management provided for bonuses based on the Company’s achievement of specific profitability targets.  The Company achieved these targets and recognized an increase of $155,000 in bonuses in 2004 compared to 2003.  These increases in general and administrative expenses were partially offset by a $299,000 reduction in bad debt expense, and a $74,000 reduction in audit fees as a result of engaging a new auditing firm for 2004.

In 2003, the Company increased its valuation allowance against its deferred tax assets by almost $3 million.  This non-cash charge reduced the net value of the deferred tax assets on the balance sheet associated with net operating loss carry forwards to zero.  The lack

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of any similar charge in 2004 contributed substantially to the improvement in net income from 2003 to 2004.  In 2004, the Company utilized these carry forwards to reduce income tax expense.  Other than state franchise tax, the Company expects to incur an estimated $18,000 in California alternative minimum tax for 2004.

Finally, the Company recorded a one-time benefit in 2004 of $167,000 as a result of the receipt of a refund of previously paid sales taxes from one of the Company’s major vendors.

The balance sheet as of December 31, 2004 shows cash and cash equivalents of $2,082,000 compared to $935,000 as of the end of 2003.  Most of this growth in cash balances is attributable to the improvement in the overall profitability of the Company.  Net accounts receivable increased $250,000 to $3,378,000 as of December 31, 2004, from $3,128,000 at December 31, 2003 as a result of the days sales outstanding statistic increasing to 46 days, compared with 42 days as of the end of 2003.  Working capital stood at $3,068,000 as of the end of 2004, compared with $1,179,000 as of the end of 2003.  The majority of this improvement in working capital is associated with the increase in cash balances, and a reduction in current obligations for notes and leases.  As of December 31, 2004, the Company was not utilizing any of the potential $2,000,000 line of credit with Comerica Bank.  Management believes the Company has sufficient resources in the form of cash and the unused line of credit to satisfy working capital requirements and finance operations until December 31, 2005.  The Comerica credit facility expires on June 30, 2005, but management has already opened negotiations to replace this facility.  There is no indication that the Company will face any difficulties replacing this facility before the existing facility expires.

This concludes my prepared remarks.  I would like to now turn the call back over to Judi for some concluding remarks.

Thank you Bob.

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Judi Irving:

In closing, 2004 proved that the restructuring plan we implemented in late 2003 was the right course of action for the Company.  The substantial improvement in profitability in 2004 clearly demonstrates the effectiveness of our plan to close non-performing centers.  The remaining operations are operating efficiently and profitably.  We must now focus on continuing our strategy of improving collection volumes at our ongoing operations, seeking out new markets for our products and services, and looking for ways to improve the overall efficiency of the Company.

We are now prepared to open the conference to any questions you may have.  Operator, would you please provide the callers with the necessary instructions.

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HEMACARE CORPORATION

Moderator:  Judi Irving

03-24-05/ 12:00 pm CT

Confirmation #4620718

Operator:	At this time, I would like to remind everyone that in order to ask a question, please press star then the number one on your telephone keypad.

Please limit yourself to one question and one follow-up question.

We’ll pause for just a moment to compile the Q and A roster.

Please hold one moment for your first question.

Your first question comes from (Steve) Dooher.

Terry Dooher:	It’s Terry Dooher.

But my first question is could you provide a breakdown of the revenue and gross profit on the quarterly basis, for blood products and blood services?

Robert Chilton:	For 2004?

Terry Dooher:	For the fourth quarter.

Robert Chilton:	For the fourth quarter? One moment please. I’ll get that for you. It’s in our press release.

For the fourth quarter revenues. Now let’s see, you want it for the blood products division?

Terry Dooher:	Yes.

I think you gave increases and so on but you didn’t do the actual numbers.

Robert Chilton:	One moment please.

If you would like to give me a minute, we’ll take another call and I will look that up for you. Before we conclude the call I’ll give that information to you.

Terry Dooher:	Okay.

Operator:	Your next question comes from Steve Cook.

Steve Cook:	Hi. I was wondering why you’re not providing any weekly or monthly operating information. You know months go by between anything and it’s kind of frustrating to be in the dark so much of the time.

Judi Irving:

I understand your concern. We obviously time these calls in connection with the preparation of quarterly and annual reports. Being a smaller company we are trying to focus our attention on the day-to-day operating activities. And for us we find it actually works better to time these calls with the releases that we’ve got. We’ll take that into consideration, but right now we have no plans to do it more frequently.

Steve Cook:	I didn’t mean the calls. I mean just news releases. Just to say okay, this month, here is what our operating volumes are.

Judi Irving:	Yes...

Steve Cook:	Just more frequent news.

Judi Irving:

No, I understand your issue. There is some variability from month to month in terms of the results, so I feel that getting the quarterly information is actually a better picture of what the activities are for the organization.

Steve Cook:

Okay. The proposed computer system — I think last time you mentioned that. Sounds very expensive and I was wondering, is it being subjected to a competitive bidding process and where do you stand with that?

Judi Irving:

Yes that system is still under evaluation. We’ve looked at a number of different systems, and we are still evaluating to make sure that, when we make the decision, we make the right one for the organization.

Steve Cook:	Thank you.

Operator:	Again, to ask a question please press star then the number one on your telephone key pad.

Your next question comes from Julie Smith.

Julie Smith:	Yes, I’d like to know what happened to the Otsuka revenue. Around $800,000 of it was reported in a press release in 2003.

Judi Irving:	Yes, we...

Julie Smith:	2004.

Judi Irving:

Right. We have an on-going relationship with Otsuka. Some of those activities have actually got off the ground more slowly than we had originally expected from Otsuka. But we are still working with them and have still been doing some procedures with them back east.

Julie Smith:	What about the $800,000? How does it compare?

Judi Irving:	That $800,000 was the potential for that. And I’m sorry, but I do not have that number in front of me in terms of what we actually received from that.

Julie Smith:	Thank you.

Judi Irving:	You’re welcome.

Operator:	The next question comes from Maurice Levy.

Maurice Levy:	Good morning.

Judi Irving:	Good morning Maurice.

Maurice Levy:	How are you guys? I see you had a pretty good year. Do you have any interest, or are you contemplating, any kind of a merger or acquisition of a company similar to yours on the west coast?

Judi Irving:	No, we’re not contemplating anything. One thing that the callers should all understand is we have a very engaged and active Board. We are always looking at the strategy of the Company and looking at ways to maximize shareholder value. So it’s a continual process to look at opportunities that are available to us and to set our strategy accordingly.

Maurice Levy:	Okay. Just to follow up. Have you lost a lot of your key employees to one of your competitors in Southern California?

Judi Irving:

There is a competitor in Southern California. And yes, a number of our employees have gone over to them. With respect to some key employees, we have had a number of positions that we have filled in the management ranks.

And actually I must tell you that I’m very pleased with the new group of directors that we have on board. They’re very motivated, very expert in their areas. So I’m very pleased with the changes that we’ve made in our senior management staff.

Maurice Levy:	So you really don’t think you’ll be harmed fiscally, financially, by these changes?

Judi Irving:	Well, we did mention that we do have a competitor out there and that there could be some impact. It’s a little bit early at this point to tell.

Maurice Levy:	Okay, well good luck.

Judi Irving:	Thank you very much.

Maurice Levy:	Right-o.

Operator:	Again, to ask a question please press star then the number one on your telephone key pad.

Please hold for your next question.

Your have a follow-up question from Julie Smith.

Julie Smith:	Hi. In response to the last caller, the gentleman who was talking about the competition.

Judi Irving:	Yes.

Julie Smith:	Does this competition exist on the east coast as well?

Judi Irving:	We have heard that they have opened an operation on the east coast as well, in New York. But there are also indications that they’re planning on opening other centers throughout the country.

But I can’t confirm or deny that.

Julie Smith:	Okay, thank you.

Operator:	Please hold for your next question.

Your next question comes from Bill Lupien with Kudu Partners.

Bill Lupien:	Judi, very nice quarter in the year.

Judi Irving:	Thank you.

Bill Lupien:	Maybe I’m the only one who doesn’t know who this competitor is, but I wondered if you could tell us.

Judi Irving:	Yes, the name of that competitor is Pheresys.

Bill Lupien:	And is it a new company or have they been around for a while?

Judi Irving:	No, it is a new company. Started up in 2004.

Bill Lupien:	Just curious, was it started with former HemaCare people?

Judi Irving:	No. I mean the founder is not a former HemaCare person.

Bill Lupien:	Okay. Thank you.

Judi Irving:	You’re welcome.

Operator:	You have a follow-up question from Terry Dooher.

Terry Dooher:

Are there any plans to bring the accounting more current? That is, it’s almost three months now since the end of the year and most companies report in about three weeks. And I think one thing you could do to improve shareholder value would be to bring your accounting more current.

Robert Chilton:

Terry, that’s an excellent question. This is Bob Chilton speaking. There is a difference of opinion regarding that topic. From what I have read in the trade journals, there is a movement at the moment, by many corporations, actually to delay earnings releases to be consistent with their public filings. Which is generally what HemaCare has done in the past.

Many of these changes in earnings releases are in response to some of the regulation changes that have had an impact on public companies. At this point, I don’t believe HemaCare intends to change its long-standing practice of announcing its earnings releases around or near the time of our public filings. But we’re going to keep an eye on that, and if it seems appropriate for us to change that policy, we will consider that.

Oh, and by the way Terry, I looked through the materials I have here with me in the conference room, and I’m afraid I do not have the quarterly break out for you between the blood products and blood services business segment for the fourth quarter. I apologize, but I don’t’ have that here.

Terry Dooher:	You gave it for the annual basis for the blood products.

Robert Chilton:	Exactly. But I don’t have it with me for the quarter.

Terry Dooher:	Do you have it for the blood services on the annual basis?

Robert Chilton:	Yes. That is in... one second, one moment. For 2004, our blood products revenue was $19,345,000 and blood services revenue was $7,491,000.

Terry Dooher:	And the gross profit?

Robert Chilton:	$5,816,000 for the company as a whole.

Terry Dooher:	Okay. Thank you.

Robert Chilton:	You’re welcome.

Terry Dooher:	Just one other observation. I think you had a very good year and, like Judi Irving stated, it was a record year. But the PR you put out seems to be kind of timid. I mean, most companies would put that in the headline: HemaCare has record profits.

Judi Irving:	That is noted. I think we tend to be a conservative company here.

Terry Dooher:	Well, maybe that’s why the stock is sitting at seven times earnings. Nobody knows the good points.

Robert Chilton:	It is a good point. We will continue to evaluate, and we will communicate your thoughts to the Board, and see if there is a desire to make a change.

Terry Dooher:	Thank you.

Operator:	Please hold for one moment.

At this time there are no further questions. Mister Chilton, are there any closing remarks?

Robert Chilton:	No. I think that’s it operator. Thank you very much. And thank you everyone for participating in the call today.

Operator:	This concludes today’s conference call. You may now disconnect.

END